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                THE LOEWEN GROUP INC. CONFIRMATION INCENTIVE PLAN

1.       PURPOSE.

         The purpose of The Loewen Group Inc. Confirmation Incentive Plan (the "Plan") is to retain key management employees of the Company through the confirmation of a plan or plans of reorganization, compromise or arrangement (a "Plan of Reorganization") and to encourage such employees to achieve this goal.

2.       DEFINITIONS.

         As used throughout the Plan, the following words and phrases shall have the following meanings, unless otherwise clearly or necessarily indicated by context:

         (a)      BOARD. "Board" means the Board of Directors of the Company.

         (b) CAUSE. "Cause" means (i) neglect of duty, dishonesty or misconduct in matters involving the Employer or the performance of services for the Employer, (ii) loss of qualification of licensure, (iii) stealing or unlawful use of Employer property or monies, (iv) continued willful insubordination after reasonable warning or reprimand, (v) commission of a felony or any crime requiring intent or moral turpitude, (vi) a violation of the Employer's anti-harassment and/or drug use policies or (vii) actively and intentionally pursuing interests of a competitor to the detriment of the financial interests of the Employer.

         (c) COMMITTEE. "Committee" means the Compensation Committee of the Board or such other committee of the Board authorized by the Board to administer the Plan.

         (d)      COMPANY. "Company" means The Loewen Group Inc.

         (e) CONFIRMATION DATE. "Confirmation Date" means the first to occur of the effective date of the confirmed Plan of Reorganization or the date of consummation of the sale of substantially all of the assets of substantially all of the Employers to a third party.

         (f) CONFIRMATION INCENTIVE PAYMENT. "Confirmation Incentive Payment" shall have the meaning ascribed to it in Section 4 hereof.

         (g) CORPORATE STAFF. "Corporate Staff" means the group consisting of those Company and LGII Vice Presidents (who are not Senior Corporate Executives), Directors, Senior Managers, Managers and Professional and Technical Support Personnel responsible for general corporate affairs.

         (h) EFFECTIVE DATE. "Effective Date" means, as to any individual, the date on which the individual executes a Release Agreement and thereby becomes an Eligible Employee.

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         (i)      ELIGIBLE EMPLOYEE. "Eligible Employee" means those full-time employees who are Senior Corporate Executives, Corporate Staff, Operations Country Management and New Hires who, in each case, execute a Release Agreement.

         (j) EMPLOYER. "Employer" means each of the Company and those of its divisions, subsidiaries and operating units, as are set forth on Exhibit A hereto, as such Exhibit may be amended from time to time.

         (k)      LGII. "LGII" means Loewen Group International Inc.

         (l) NEW HIRE. "New Hire" means an employee hired by an Employer after the Petition Date in, or promoted after the Petition Date to, one of the categories of Eligible Employees; provided, however, that such employee has been in the continuous employ of an Employer for at least three (3) months prior to the Confirmation Date.

         (m) OPERATIONS COUNTRY MANAGEMENT. "Operations Country Management" means the Company's and LGII's Executives, Vice President and Controller responsible for the oversight of the Employers' operations in the United States and Canada.

         (n)      PETITION DATE. "Petition Date" means June 1, 1999.

         (o) RELEASE AGREEMENT. "Release Agreement" means an agreement, in a form that is acceptable to the Employer, under which the Eligible Employee, among other things, releases and waives any rights, claims or entitlements that he or she may have at law or under existing employment or consulting agreements or company programs.

         (p) SALARY. "Salary" means an Eligible Employee's annualized base salary as of a particular date, without regard to any bonus, severance, incentive or other similar payments.

         (q) SENIOR CORPORATE EXECUTIVES. "Senior Corporate Executives" means the group consisting of the Company's and LGII's Chairman of the Board; Chief Executive Officer; Executive Vice President, Administration; Senior Vice President, Legal; Chief Financial Officer; Chief Information Officer; Controller; Treasurer; Corporate Secretary; and certain other Vice Presidents and Department Heads responsible for general corporate affairs.

3.       COVERAGE PERIOD.

         The Plan is effective as of the Effective Date with respect to Eligible Employees and shall terminate when all payments earned hereunder have been paid to Eligible Employees.

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4.       CONFIRMATION INCENTIVE PAYMENT.

         (a) Subject to Section 4(c) hereof and the terms and conditions of the Plan and provided an Eligible Employee remains in the continuous, active employ of an Employer from the date on which he or she signs a Release Agreement through and including the Confirmation Date, an Eligible Employee shall be entitled to receive a Confirmation Incentive Payment.

         (b) Subject to Section 4(c) hereof, the Confirmation Incentive Payment shall be equal to a percentage of an Eligible Employee's Salary as in effect on the Confirmation Date, with the percentages of Salary corresponding to all Eligible Employees set forth in the table below:


                 EMPLOYEE CATEGORY                                                 PERCENTAGE OF SALARY
                 -----------------                                                ----------------------
                 Chairman of the Board                                            Determined pursuant to
                                                                                    separate agreement
                 Chief Executive Officer                                          Determined pursuant to
                                                                                    separate agreement

                 Other Senior Corporate Executives
                          Tier 1:    Administration, Finance, Legal                         50%
                          Tier 2:    Human Resources, MIS, Controller,
                                     Treasurer and Corporate Secretary                      40%
                          Tier 3:    Vice Presidents/Functional Heads                       30%
                 Corporate Staff                                                            10%
                 Operations Country Management
                          Country Executives                                                50%
                          Vice President                                                    40%
                          Group Controller                                                  30%

         (c) With respect to New Hires who have been Eligible Employees for less than twelve (12) months prior to the Confirmation Date, the Confirmation Incentive Payment shall be prorated based on the ratio of such New Hire's number of months of service as a New Hire prior to the Confirmation Date compared to 12 months. Notwithstanding anything herein to the contrary, this proration requirement shall not apply to the New Hires listed on Exhibit B hereto and such New Hires shall receive a Confirmation Incentive Payment without regard to this Section 4(c).

5.       FORM AND TIMING OF CONFIRMATION INCENTIVE PAYMENTS.

         (a) Subject to the provisions of Section 4 hereof, Confirmation Incentive Payments shall be paid to Eligible Employees, in the sole discretion of the Committee, in a combination of cash and equity interests in the Company (provided that the cash portion of the Confirmation Incentive Payment generally will be in an amount sufficient to satisfy the Eligible Employee's income tax obligations arising as a result of the Confirmation Incentive Payment) as follows: (a) one-third of the

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                  Confirmation Incentive Payment will be paid within fifteen
                  (15) days of the Confirmation Date and (b) the remaining two-thirds of the Confirmation Incentive Payment (the "Second Installment") will be paid within fifteen (15) days after the date that is six (6) months after the Confirmation Date (the "Second Installment Date").

         (b) An Eligible Employee who voluntarily terminates his or her employment or is terminated for Cause after the Confirmation Date but prior to the Second Installment Date shall not be eligible to receive the Second Installment.

6.       ADMINISTRATION.

         (a) PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

         (b) POWERS AND DUTIES OF COMMITTEE. The Committee shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Committee shall be entitled to rely on the records of the Employer in determining any Eligible Employee's entitlement to and the amount of benefits payable under the Plan.

         (c) ARBITRATION. Any dispute, controversy or claim arising out of or relating to any Plan benefit, including, without limitation, any dispute, controversy or claim as to whether the decision of the Committee respecting the benefits under this Plan or interpretation of this Plan is arbitrary and capricious, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution or the Rules of the Arbitration and Mediation Institute of Canada, as appropriate. The Eligible Employee must request arbitration in writing within the limitations period set by applicable state, provincial or federal law.

                  The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA") or the Arbitration and Mediation Institute of Canada ("AMI"), as applicable. The selection process shall be that which is set forth in the AAA Employment Dispute

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                  Resolution Rules or similar process of the AMI, except
                  that, if the parties fail to select an arbitrator from one or more panels, neither AAA nor AMI shall have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

                  All fees and expenses of the arbitration, including a transcript if requested, will be shared by the parties equally. The arbitrator shall have no power to amend, add to or subtract from this Plan. The award shall be admissible in any court or agency action seeking to enforce or render unenforceable this Plan or any portion thereof. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable or such other legislation as may be applicable in the jurisdiction where the Eligible Employee ordinarily is a resident.

         (d) INDEMNIFICATION. Neither the Employers, the Board, the Committee, nor any member of the Board or Committee, nor any officer or employee of any Employer shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. Any action taken or omitted to be taken by any such person in good faith reliance on the advice of any accountant, attorney or other advisor retained by the Committee or the Employer shall be conclusively presumed not to involve gross negligence or willful misconduct. The members of the Board and the Committee and the officers and employees of any Employer shall be indemnified by the applicable Employer with respect to any such liability to the fullest extent permitted by applicable laws, rules and regulations.

7.       UNFUNDED OBLIGATION.

         All benefits payable under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer of the Eligible Employee. This Plan shall constitute solely an unsecured promise by each Employer to pay severance benefits to employees to the extent provided herein.

8.       ALIENABILITY OF BENEFITS.

         No Eligible Employee shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

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9.       WITHHOLDING.

         The Employer shall have the right to withhold from any amounts payable under this Plan such federal, state, provincial and local taxes or any other amounts that may be required by law to be withheld.

10.      AMENDMENT OR TERMINATION.

         The Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of an employee. However, no amendment or termination shall adversely affect the rights of any Eligible Employee whose employment terminates prior to such amendment or termination. In addition, the Plan may not be amended so as to reduce benefits payable, or terminated, prior to the date when all amounts payable hereunder have been paid to Eligible Employees. However, any employee whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any employee whose employment continues after termination of the Plan shall have no right to a benefit under the Plan.

11.      BREACH.

         In the event that an Eligible Employee breaches any of his or her obligations under the Plan or any other documents or instruments executed herewith (including, without limitation, the Release Agreement), the Company shall have the right to demand the repayment of all or a portion of any amounts paid to the Eligible Employee under the Plan and, in addition, (a) the Company shall have no further obligation to that Eligible Employee pursuant to the Plan and (b) that Eligible Employee shall pay any expenses or damages incurred by the Company or the applicable Employer as a result of said breach, including all costs incurred by the Company or the applicable Employer, including reasonable attorneys' fees, in defending against any claims related to or arising from said breach.

12.      PLAN NOT A CONTRACT OF EMPLOYMENT; EMPLOYER'S POLICIES CONTROL.

         Nothing contained in this Plan shall give an Eligible Employee the right to be retained in the employment of an Employer. This Plan is not a contract of employment between the Employer and any Eligible Employee.

         Any dispute involving issues of employment other than claims for benefits under this Plan shall be governed by the appropriate employment dispute resolution policies and procedures of the Employer.

13.      ACTION BY AN EMPLOYER.

         Unless expressly indicated to the contrary herein, any action required to be taken by the Employer may be taken by action of its board of directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the board of directors or any such officer.

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14.      GOVERNING LAW.

         The Plan shall be governed by and construed in accordance with the laws of the jurisdiction in which the Eligible Employee ordinarily is a resident.

15.      SEVERABILITY.

         If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

16.      SUCCESSORS.

         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree expressly to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the _________ day of October, 1999.

                                                        THE LOEWEN GROUP INC.


                                                        By:  __________________

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                                                                     EXHIBIT A

                             PARTICIPATING EMPLOYERS

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                                                                     EXHIBIT B

                                EXEMPT NEW HIRES

                               Michael Cornelissen



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